Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-45267, 333-112062, 333-140903, 333-171291, 333-177787, 333-192289, 333-214887, and 333-220133 on Form S-8 and 333-208009 on Form S-3 of Avnet, Inc. of our report dated August 17, 2018, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of June 30, 2018 and July 1, 2017, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2018, which report appears in the June 30, 2018 annual report on Form 10-K of Avnet, Inc.

/s/ KPMG LLP

Phoenix, Arizona

August 17, 2018